Exhibit 99.1

T-Mobile US Appoints Mark W. Nelson as New Executive Vice President and General Counsel

Announces retirement of General Counsel David Miller in 2022 after 26 years with T-Mobile

Bellevue, Washington and Overland Park, Kansas — September 16, 2021 — T-Mobile US, Inc. (NASDAQ: TMUS) announced today that Mark W. Nelson will join the company as executive vice president and general counsel in October. Nelson was named to the position as current General Counsel Dave Miller announced his retirement after 26 years with T-Mobile. Miller will be retiring from the company on April 1, 2022.

With deep expertise in regulatory and global antitrust matters as well as in U.S. civil litigation, Nelson is one of the most highly regarded lawyers in Washington D.C. He will report directly to Chief Executive Officer Mike Sievert and have offices in Bellevue, Wash., and Washington D.C. The company also shared that its Board of Directors has elected Broady Hodder, senior vice president of corporate governance and strategic transactions, as its corporate secretary, reporting to Nelson.

“When Dave approached me about his retirement, I knew we had incredibly big shoes to fill and with Mark we have definitely found the right legal mind for the job. He has been a trusted partner and counselor for many of us at T-Mobile for years, and we are thrilled that he’ll be bringing his years of experience supporting our business and others in-house to T-Mobile as a member of our senior leadership team during this exciting growth period for the company,” said T-Mobile CEO Mike Sievert. “Mark has already played a critical role in so many defining moments for the Un-carrier, and we look forward to him continuing to help Team Magenta write our next chapter.”

Having practiced law for over 25 years at Cleary Gottlieb, Nelson joins T-Mobile with a broad range of experience in merger work and antitrust counseling, civil and criminal litigation, and regulatory proceedings before federal and state government agencies. Nelson is distinguished as one of the nation’s leading antitrust lawyers and litigators by Chambers, Benchmark Litigation, and Legal 500, among other publications. Notably, he has been counsel to T-Mobile US for the past two decades and has advised the company on a variety of matters, including T-Mobile US’s acquisition of MetroPCS and its merger with Sprint, for which Nelson was recognized by The American Lawyer as both “Dealmaker of the Year” and “Litigator of the Week”. Nelson received a Juris Doctor from Harvard Law School and a Bachelor of Science degree from Cornell University.

Miller has played a pivotal role in building T-Mobile US, including leading the company’s legal and regulatory efforts in the T-Mobile/Sprint merger. Miller started his career in wireless at Western Wireless in 1995, where he played an integral role in its IPO, the spin-off of its VoiceStream subsidiary, the roll up of the regional GSM carriers to a single national carrier, and the acquisition of VoiceStream by Deutsche Telekom in 2001. That same year, Miller was named senior vice president and general counsel, and helped introduce the T-Mobile brand name in the U.S. Miller was named executive vice president in 2011 and in subsequent years he and his team helped lead the company through its acquisition of MetroPCS in 2013, the roll out of its highly successful Un-Carrier strategy, and T-Mobile’s game-changing merger with Sprint.

“Over the 26 years he’s served as our trusted advisor, expert counsel and strategic thinker on everything from day-to-day issues to massive transactions, Dave Miller has helped write the T-Mobile story,” said Sievert. “Dave has been at the table seeing T-Mobile through some the biggest moments in our company’s history, including of course our merger with Sprint. From legal counsel to advocacy to compliance, Dave led a team – now made up of 550 outstanding individuals – who have worked tirelessly to help us to build the new T-Mobile we are today. I want to share my heartfelt thanks with Dave for everything he’s done for me and this company. We’ll miss him but we wish him well in a much-earned retirement.”

Nelson will join T-Mobile on October 11, with Dave Miller staying on as executive vice president and strategic advisor to help support the leadership transition until his April 1, 2022 retirement.

As the company’s new corporate secretary, Broady Hodder will oversee the company’s corporate governance activities. Hodder joined T-Mobile’s legal team in early 2018 and will also continue to be responsible for corporate and securities law compliance and managing legal teams representing the company in capital markets transactions, executive compensation matters, mergers and acquisitions and other strategic transactions. He previously served as senior vice president, general counsel and secretary of Clearwire Corporation, now part of T-Mobile.

About T-Mobile

T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: http://www.t-mobile.com.